EXHIBIT  5-A-1




September  10,  2002
Green  Mountain  Power  Corporation
163  Acorn  Lane
Colchester,  Vermont  05446




                        GREEN MOUNTAIN POWER CORPORATION
              DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN
                         300,000 SHARES OF COMMON STOCK
                               $3.33-1/3 PAR VALUE
Dear  Sirs:
     We are acting as special counsel for Green Mountain Power Corporation, a Vermont corporation (the "Company"), in connection with the proposed issue and sale by the Company of an additional 300,000 shares of the Company's Common Stock, $3.33-1/3 par value (the "Additional Common Stock") pursuant to the terms and conditions of the Company's Dividend Reinvestment and Common Stock Purchase Plan (the "Plan").
     As  such  counsel,  we  have:
(a) reviewed the action heretofore taken by the Retirement Board and the Board of Directors of the Company in connection with the authorization of the issuance and sale of the Additional Common Stock, the Plan, and related matters;

(a) reviewed (i) Post-Effective Amendment No. 1 to the Registration Statement (as amended, the "Registration Statement") on Form S-3 relating to the Plan and the Additional Common Stock, which we understand you propose to file with the Securities and Exchange Commission under the Securities Act of 1933, on the date hereof and (ii) the Plan;

(b) examined an order of the Public Service Board of the State of Vermont dated February 10, 2000, consenting to and approving the issue and sale of the Additional Common Stock pursuant to the Plan;

(c)     examined the opinion, dated the date hereof, addressed to you, of Donald
J. Rendall, Jr., Esq., Vice President and General Counsel for the Company, relating to the Additional Common Stock; and

(d) made such examination of law and examined originals, or copies certified or otherwise authenticated to our satisfaction, of all such other corporate records, instruments, certificates of public officials and/or bodies, certificates of officers and representatives of the Company, and such other documents, and discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary in order to render the opinion hereinafter expressed.

Based  on  the  foregoing,  we  are  pleased to advise you that, in our opinion:

1. The Company is a corporation duly organized, incorporated and validly existing under the laws of the State of Vermont.
2. The Public Service Board of the State of Vermont consented to the issue and sale of the Additional Common Stock pursuant to the Plan in the Order dated February 10, 2000.
3. When (i) the Registration Statement has become effective, (ii) the Additional Common Stock has been duly listed on the New York Stock Exchange and
(iii) the Additional Common Stock has been duly issued and sold pursuant to the Plan to participants therein, then the Additional Common Stock will be validly issued, fully-paid and nonassessable.
We  hereby  consent  to:
A. being named in the Registration Statement and in any amendment thereto under the heading "Legal Opinions and Experts";
B. the making in said Registration Statement and in any amendments thereto of the statements now appearing in said Registration Statement under the heading "Legal Opinions and Experts" insofar as they are applicable to us; and
C. the filing of this opinion as an exhibit to the Registration Statement. We are members of the Bar of the State of New York and not of the State of
Vermont and, in giving the foregoing opinion, we have relied upon the above-mentioned opinion of Donald J. Rendall, Jr. as to all matters of Vermont law involved in the conclusions stated in our opinion.

Very  truly  yours,
/s/HUNTON  &  WILLIAMS
HUNTON  &  WILLIAMS